CSW
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Central and South West Corporation
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News Release

Contact:
Gerald R. Hunter
Manager of External Communications
1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164
214-777-1165


           Federal Bankruptcy Court issues interim order
                related to merger litigation between
  Central and South West Corporation and El Paso Electric Company

     Dallas (April 11, 1997)--Central and South West Corporation (NYSE: CSR) said today that Judge Larry Kelly, chief bankruptcy judge for the U.S. Bankruptcy Court of the Western District of Texas, issued an interim order in the litigation between Central and South West and El Paso Electric Company over their merger agreement, which Central and South West terminated in June 1995.
      Judge Kelly ruled that Central and South West owes El Paso Electric the $25 million termination fee under terms of the termination provision of the merger agreement.
     In addition, Judge Kelly ruled that Central and South West may owe El Paso Electric "interest-carry" costs, alleged by El Paso Electric to be approximately $18 million. The interest-carry issue specifically was reserved for later determination. The interim order also provides that, unless separately ordered by the court, neither Central and South West nor El Paso Electric can recover attorney fees or costs in the case from each other.
     Central and South West expressed disappointment in Judge Kelly's findings and said it is considering further legal options.
     The proposed merger between Central and South West and El Paso Electric was announced May 4, 1993, and was terminated on June 9, 1995. Subsequently, both companies filed suits against each other. The consolidated proceeding was tried by Judge Kelly in Waco, Texas, during January 1997.
     Central and South West Corporation is a public utility holding company based in Dallas. Central and South West owns four electric operating subsidiaries in the United States, a regional electricity company in the United Kingdom, and non-utility subsidiaries that offer independent power production, telecommunications, energy efficiency and financial transactions.
                               # # #
News media contact: Gerald R. Hunter, manager of external communications for Central and South West Corporation, 214-777-1165.

Financial community contact: Becky Hall, director of investor relations for Central and South West Corporation, 214-777-1277.